EXHIBIT 99.1

                        [SERVOTRONICS, INC. LETTERHEAD]



AUGUST 14, 2007     SERVOTRONICS, INC. (AMEX- SVT) ANNOUNCES
                       SIX MONTHS AND 2ND QUARTER RESULTS
                       FOR THE PERIODS ENDED JUNE 30, 2007

     Servotronics, Inc. (AMEX - SVT) reported an approximate 70.2% year to year increase in net income to $439,000 (or 23 cents per share basic, 21 cents per share diluted) on a 24.4% increase in revenues to $8,374,000 for the second quarter ended June 30, 2007. The comparable net income for the second quarter of 2006 was $258,000 (or 13 cents per share basic, 12 cents per share diluted) on revenues of $6,730,000. Year to year net income for the six month period ended June 30, 2007 increased approximately 21.1% to $643,000 (or 33 cents per share basic, 30 cents per share diluted) on a 22.5% increase in revenues to $14,904,000. The comparable net income for the six month period ended June 30, 2006 was $531,000 (or 26 cents per share basic, 25 cents per share diluted) on revenues of $12,166,000. The Company attributes the increased revenue and net income for the six and three month periods ended June 30, 2007 to increased shipments and demand for its products in conjunction with continuing cost containment activities.

     The Company's Consumer Products Group (CPG) recently received approximately $2,300,000 in purchase orders for government-related survival oriented cutlery products. These purchase orders require accelerated deliveries in 2007 and 2008. The Company's increased sales activities in foreign markets are continuing to result in prototype orders for new programs and application opportunities.

     In recognition of the Company's continued growth and expanded marketing activities, its Board of Directors has appointed the Company's current Executive Vice President, Nicholas D. Trbovich, Jr. as its Chief Operating Officer and Sam SanFilippo as Vice President of Marketing and Sales. Nick Trbovich, Jr., an employee of the Company for over 25 years, has held a succession of positions of increasing responsibilities leading to his current positions of Exec. Vice President and Director. Sam SanFilippo has over 25 years of marketing and engineering experience in the aerospace industry and has been a Director of Marketing and/or Sales of the Company's Advanced Technology Group (ATG) during the past 5 years.

     In January of 2006, the Company's Board of Directors authorized the purchase by the Company of up to 250,000 shares of its common stock in the open market or in privately negotiated transactions. As of June 30, 2007, the Company has purchased 194,357 shares under this authorization.

     The Company is composed of two groups - the ATG and the CPG. The ATG primarily designs, develops and manufactures servo control and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agricultural, and pocket knives for both commercial and government applications.

                           FORWARD-LOOKING STATEMENTS
     Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.
       SERVOTRONICS, INC. (SVT) IS LISTED ON THE AMERICAN STOCK EXCHANGE.